RESEARCH COLLABORATION AND LICENSE AGREEMENT

THIS RESEARCH COLLABORATION AND LICENSE AGREEMENT (the "**Agreement**") is made as of August 17, 2014 (the "**Effective Date**") by and between **BUCK INSTITUTE FOR RESEARCH ON AGING**, a California non-profit public benefit corporation, having a principal place of business at 8001 Redwood Boulevard, Novato, California 94945 ("**Institute**"), and **MOUNT TAM BIOTECHNOLOGIES, INC.**, a corporation organized under the laws of the state of Delaware, having a principal place of business at 712 Bancroft Road #241, Walnut Creek, CA, 94598 ("**Mount Tam**"). Institute and Mount Tam are sometimes referred to in this Agreement individually as a "**Party**" and collectively as the "**Parties**".

RECITALS

WHEREAS, Mount Tam is a biopharmaceutical company focused on the development of certain polyketides for the treatment of autoimmune diseases;

WHEREAS, Institute is a non-profit research institution focused on aging and age-related disease, and has intellectual property rights to a drug discovery platform technology and compositions of matter within two different chemical chemotypes that are potentially useful for the treatment of autoimmune disease;

WHEREAS, Mount Tam desires to obtain, and Institute is willing to grant to Mount Tam, the exclusive, worldwide rights to develop, manufacture, and commercialize pharmaceutical products that incorporate a compound from one of these two chemical chemotypes, as well as exclusive rights to practice the drug discovery platform technology as necessary to research, develop and commercialize such pharmaceutical products, on the terms set forth in this Agreement;

WHEREAS, Mount Tam desires to fund, and Buck is willing to perform, collaborative research to identify and develop compounds from these two different chemical chemotypes on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto mutually agree as follows:

AGREEMENT

1. **DEFINITIONS.** The following terms will have the meaning set forth below.

1.1 "**Affiliate**" means a person, corporation, partnership, or other entity that controls, is controlled by, or is under common control with a Party. For the purposes of this Section 1.1, the word "**control**" (including, with correlative meaning, the terms "**controlled by**" or "**under common control with**") means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 "Claims" has the meaning set forth in Section 10.1.

1.3 "Collaboration Inventions" means Joint Inventions and Sole Inventions.

1.4 "Collaboration Know-How" means Information, whether or not patentable, that is conceived, generated, discovered, or created by one or both Parties or their Affiliates at any time during the Research Collaboration Term as a direct result of the performance of the activities under the Research Collaboration. Information, whether or not patentable, that is conceived, generated, discovered, or created by any Third Party working on behalf of one or both Parties or their Affiliates shall be Collaboration Know-How. Collaboration Know-How shall include Results and Collaboration Inventions and shall exclude Collaboration Patents.

1.5 "Collaboration Patents" means all Patents owned or Controlled by either Party or both Parties that are directed to, and claim an invention that is, Collaboration Know-How. For clarity, Collaboration Patents only includes Patents owned or Controlled by either Party or both Parties after the Effective Date, and does not include Patents owned or Controlled by a Party as of the Effective Date.

1.6 "Collaboration Technology" means the Collaboration Know-How and Collaboration Patents.

1.7 "Commercially Reasonable Efforts" means, as applied to a Party, those efforts and diligence (including with respect to the allocation of resources and personnel) consistent with the reasonable efforts and diligence that would be typically exerted by a biotechnology or pharmaceutical company or a non-profit research organization, as applicable, in a similar circumstance in pursuing the research, development, and commercialization of products of similar nature and comparable market potential.

1.8 "Control" means the ability and the right of a Party to grant to the other Party a license as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.9 "Damages" means all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants, and expert witnesses incurred by a Party hereto (including any interest payments which may be imposed in connection therewith).

1.10 "Derivative" means, with respect to a chemotype or a compound, any chemical modification thereof including, without limitation, a prodrug, metabolite, ester, polymorph, crystalline form or salt of such compound.

1.11 "Field" means the treatment, diagnosis or prevention of autoimmune diseases including, without limitation, systemic lupus erythematous and multiple sclerosis.

1.12 "First Commercial Sale" means, with respect to a Licensed Product, the first sale of such Licensed Product by Mount Tam or its Sublicensees to a Third Party following receipt of Marketing Authorization in the country or territory of sale.

1.13 "Funding Condition" has the meaning set forth in Section 2.

1.14 "IND" means an investigational new drug application and associated documents required to be filed with the FDA or a comparable government agency outside of the United States to obtain approval to commence human clinical trials of a Licensed Product.

1.15 "Information" means any data, results, and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions (patentable or otherwise), developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data, analytical and quality control data, stability data, studies, and procedures.

1.16 "Institute Inventions" means all Sole Inventions owned by Institute pursuant to the provisions of Section 7.

1.17 "Inventions" means any and all ideas, concepts, methods, procedures, processes, improvements, inventions, and discoveries, whether or not patentable, that are made, conceived, or first reduced to practice in the course of the performance of the Research Collaboration during the Research Collaboration Term.

1.18 "Joint Invention" has the meaning set forth in Section 7.1.

1.19 "Licensed Product" means any product for human therapeutic use that incorporates as an active pharmaceutical ingredient a compound (or its Derivative) that falls within the chemical chemotype identified in Exhibit A.

1.20 "Marketing Authorization" means the requisite governmental approvals for the marketing and sale of a Licensed Product in a given country or territory including, for example, pricing approval where applicable.

1.21 "NDA" means a New Drug Application filed with the FDA or any equivalent filed with the regulatory authorities in any country or territory other than the United States to obtain approval for the marketing and sale of a Licensed Product in such country or territory, but excluding any pricing or reimbursement approvals.

1.22 "Net Sales" means the amount invoiced (or, in the absence of an invoice from Mount Tam or an Affiliate of Mount Tam, received) by Mount Tam or its Affiliates for sales of Licensed Products to a Third Party less, to the extent included within the amount invoiced to the customer, deductions for: (a) customary trade and quantity discounts actually allowed and taken; (b) allowances actually given for returned Licensed Products; (c) freight and insurance, if separately identified on the invoice; and (e) value added tax, sales, use, or turnover taxes, excise taxes, customs duties and other government charges included in the invoiced price. Net Sales shall be deemed to accrue upon the date of the invoice for Licensed Product. In addition, Net Sales by Mount Tam or its Affiliates are subject to the following:

(a) In the case of pharmacy incentive programs, hospital performance incentive program charge backs, disease management programs, similar programs, or discounts on "bundles" of products, all discounts and the like shall be allocated among products on the basis on which such discounts and the like were accrued, or if such basis cannot be determined, proportionately to the list prices of such products;

(b) In the case of any sale or other disposal of Licensed Product by Mount Tam or its Affiliates to an affiliated party for resale, the Net Sales shall be calculated as above on the value charged or invoiced on the first arm's length sale to a Third Party; and

(c) If Mount Tam or its Affiliates make a sale or other disposal of Licensed Product to a customer in a particular country other than on normal commercial terms or as part of a package of products and services, the Net Sales of that Licensed Product shall be deemed to be "the fair market value" of such Licensed Product (i.e., the value that would have been derived had said Licensed Product been sold as a separate product to a similar customer in the country concerned on normal commercial terms).

Net Sales from sale or other disposition of Combination Products shall be calculated by multiplying the sales price of the Combination Product by the fraction A/(A + B), where A is the average selling price per unit of the Licensed Product component of the Combination Product and B is the average selling price per unit of the other therapeutically active ingredient components of the Combination Product, in each case, as sold separately during the previous calendar quarter in the applicable country. For purposes of this Section 1.22, "Combination Product" means any pharmaceutical formulation which contains (i) at least one Licensed Product and (ii) at least one other ingredient which is therapeutically active, but is not a Licensed Product, and "therapeutically active" means that the ingredient is biologically active, but such ingredient shall not include diluents, vehicles, or specific adjuvants or any other ingredient which does not have any, or which has only incidental, therapeutic properties when used alone. In the event that separate sales either of such Licensed Product or of such other therapeutically active ingredients were not made during the previous calendar quarter, then Net Sales for the Combination Product shall be allocated between the Licensed Product component and the other active ingredient components based upon relative values, as agreed by Mount Tam and the Institute.

1.23 **"Patent"** means (a) issued and unexpired U.S. patents including, without limitation, any extension, registration, confirmation, reissue, substitution, revalidation, reexamination, renewal, or any like filing thereof, (b) pending U.S. patent applications, including without limitation any provisional, continuation, division, or continuation-in-part thereof, and (c) all counterparts, including supplemental protection certificates, to any of the foregoing issued by or filed in any country or jurisdiction other than the United States.

1.24 **"Patent Expenses"** means all out-of-pocket costs and expenses (including, without limitation, the costs of reexamination, opposition and interference proceedings) incurred by Institute in connection with filing, prosecuting, obtaining and maintaining the applicable Patents.

1.25 **"Phase I Clinical Trial"** means a human clinical trial conducted in any country

that is designed to determine the metabolism and pharmacologic actions of a pharmaceutical product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness, or otherwise satisfies the requirements of 21 CFR 312.21(a) or its foreign equivalent. A Phase 1 Clinical Trial includes the initial introduction of a pharmaceutical product into humans.

1.26 **"Phase II Clinical Trial"** means a human clinical trial conducted in any country that is intended to initially evaluate the effectiveness of a pharmaceutical product for a particular indication or indications in patients with the disease or indication under study, or that otherwise satisfies the requirements of 21 CFR 312.21(b) or its foreign equivalent.

1.27 **"Phase III Clinical Trial"** means a pivotal human clinical trial conducted in any country that satisfies the requirements of 21 CFR 312.21(c) or its foreign equivalent, which trial is designed to (a) establish that a pharmaceutical product is safe and efficacious for its intended use, (b) define warnings, precautions, and adverse reactions that are associated with the product in the dosage range to be prescribed; and (c) support Marketing Authorization of such product.

1.28 **"Product Patents"** means (a) the patent application and patents listed on **Exhibit B**, (b) any provisionals, continuations, divisions, or continuations-in-part (to the extent entitled to the priority date of any patent application listed on **Exhibit B**) of any patent application listed on **Exhibit B**, (c) any extensions, registrations, confirmations, reissues, substitutions, revalidations, reexaminations, renewals, or any like filing of the patents listed on **Exhibit B**, and (d) all counterparts, including supplemental protection certificates, to any of the foregoing issued by or filed in any country or jurisdiction.

1.29 **"Program Patents"** means (a) the patent application and patents listed on **Exhibit C**, (b) any provisionals, continuations, divisions, or continuations-in-part (to the extent entitled to the priority date of any patent application listed on **Exhibit C**) of any patent application listed on **Exhibit C**, (c) any extensions, registrations, confirmations, reissues, substitutions, revalidations, reexaminations, renewals, or any like filing of the patents listed on **Exhibit C**, and (d) all counterparts, including supplemental protection certificates, to any of the foregoing issued by or filed in any country or jurisdiction.

1.30 **"Research Collaboration"** means the collaborative research to be conducted by the Parties in accordance with the Research Plan under this Agreement.

1.31 **"Research Collaboration Term"** has the meaning set forth in Section 3.2.

1.32 **"Research Funding Amount"** has the meaning set forth in Section 6.1.

1.33 **"Research Plan"** means the detailed plan for conducting the Research Collaboration attached hereto as **Exhibit D**, as agreed to by the Parties, as it may be amended or updated from time to time in accordance with this Agreement.

1.34 **"Results"** means all research results and data generated, developed, made, or conceived by the employees, agents, or independent contractors of one or both Parties in the course of its or their performance of the Research Collaboration during the Research Collaboration Term.

1.35 "Sole Invention" has the meaning set forth in Section 7.1.

1.36 "Sublicensee" means any Third Party or Affiliate to which Mount Tam has granted a sublicense under the intellectual property rights licensed to Mount Tam under this Agreement to develop, make, have made, use, sell, offer for sale, and/or import a Licensed Product (which, for the purposes hereof, will include the right to distribute, market, or promote a Licensed Product).

1.37 "Sublicense Agreement" means a contract between Mount Tam (or its Affiliate) and a Sublicensee under which Mount Tam or its Affiliate grants to such Sublicensee a license or sublicense to develop, manufacture and/or commercialize Licensed Products.

1.38 "Sublicense Revenues" means any payments that have actually been received by Mount Tam or its Affiliate from a Sublicensee or such Sublicensee's Affiliate in accordance with the terms of a Sublicense Agreement, including: (i) upfront payments for a license or sublicense to develop, manufacture and/or commercialize Licensed Products, (ii) annual fees or maintenance payments for such license or sublicense; (iii) payments for achieving regulatory and sales milestones for Licensed Products; (iv) amounts paid to Mount Tam or an Affiliate of Mount Tam as royalties based upon the sale of Licensed Products; and (v) securities received in lieu of the foregoing cash payments. Except to the extent payments for the following are in excess of the fair market value, Sublicense Revenues shall not include: (A) amounts paid as *bona fide* loans or advances (except to the extent that such loans or advances are forgiven); (B) amounts paid or reimbursed for past or future intellectual property costs related to Licensed Products or research and development services; (C) amounts paid for equity purchases; (D) amounts paid for the commercial manufacture of goods;- and (E) any reimbursement to Mount Tam for research and development or clinical costs on Licensed Products, including the Research Funding Amount.

1.39 "Third Party" means any person or entity other than Institute, Mount Tam, or their Affiliates.

1.40 "Valid Claim" means (a) a claim of an issued and unexpired patent that has not been (i) canceled with prejudice, (ii) been declared invalid by an irreversible and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) admitted to be invalid or unenforceable through disclaimer or otherwise, or (iv) abandoned; or (b) a claim of a pending patent application filed and kept pending in good faith and that has not been (i) canceled with prejudice, (ii) withdrawn from consideration without the ability to resubmit or refile, (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), or (iv) abandoned; provided that a patent application or subject matter of a claim in a patent application pending for more than five (5) years after the earliest filing date to which such patent application or claim is entitled to claim priority shall not be considered to be a Valid Claim unless and until a patent with respect to such application issues with such claim.

2. CONDITION PRECEDENT TO PERFORMANCE.

The Parties acknowledge and agree that, as a condition precedent to the Parties performing their respective obligations with respect to the Research Collaboration under Section

3, Mount Tam must raise an aggregate of at least one million dollars ($1,000,000) (whether in the form of equity, debt, grants, contributions, or donations to Mount Tam or Institute) within 180 days of the Effective Date, which amount will be used to finance Mount Tam's business operations and satisfy its contractual obligations under this Agreement (the **"Funding Condition"**). Mount Tam will notify Institute in writing that it has satisfied such condition within five (5) business days after raising such amount, and will provide supporting documentation to Institute indicating that it has satisfied the Funding Condition and the date on which the Funding Condition was satisfied. If Mount Tam does not satisfy the Funding Condition within 180 days of the Effective Date, Institute shall have the right to terminate this Agreement in accordance with Section 11.2(a).

3. **RESEARCH COLLABORATION.**

3.1 Scope of Research Collaboration. Subject to the terms and conditions set forth in this Agreement, the Parties agree to conduct the Research Collaboration relating to the identification, optimization and research of compounds within the two chemical chemotypes identified in Exhibit A for development as Licensed Products. The Research Collaboration shall be conducted during the Research Collaboration Term in accordance with the Research Plan.

3.2 Research Collaboration Term. The Research Collaboration shall commence as soon as reasonably practicable after the date on which Mount Tam notifies Institute that it has satisfied the Funding Condition and upon payment by Mount Tam of the first installment of the Research Funding Amount specified in Section 6.1, and unless terminated or extended in accordance with this Section 3.2, shall expire two (2) years thereafter (such period, the **"Research Collaboration Term"**). The Parties may extend the Research Collaboration Term upon mutual agreement, in which event the Parties shall meet and discuss in good faith the scope of the Research Plan and additional research funding to be provided by Mount Tam for such extended period and the contributions of each Party during such period. In addition, the Parties may terminate the Research Collaboration Term at any time if they mutually agree that the Research Collaboration is no longer scientifically useful or that all potential Licensed Products would not be commercially viable. If the Research Collaboration Term is terminated early as permitted herein, this Agreement shall automatically terminate.

3.3 Research Plan. The Research Plan shall be agreed upon by the Parties within sixty (60) days after the Effective Date and shall identify the specific research and development activities to be performed by each Party in connection with the Research Collaboration. The initial Research Plan, which covers the initial two-year Research Collaboration Term, is attached hereto as **Exhibit D**. The Parties will periodically review the Research Plan to determine whether any changes are appropriate; provided, notwithstanding anything to the contrary, no change shall be made to the Research Plan unless agreed by both Parties.

3.4 Conduct of Research Collaboration. During the term of the Research Collaboration, each Party shall:

(a) cooperate with the other Party to implement the Research Plan and such other activities that, from time to time, the Parties mutually decide are necessary for the success of the Research Collaboration;

(b) comply in all material respects with the Research Plan and conduct the activities set forth in the Research Plan in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules, and regulations to attempt to achieve the objectives under the Research Plan efficiently and expeditiously; and

(c) provide to the other Party oral reports of its progress under the Research Plan every two (2) months.

3.5 Research Materials. Except pursuant to the licenses expressly granted to a Party pursuant to this Agreement, each Party shall use all materials and other Information provided by or on behalf of the other Party solely as necessary to perform its responsibilities under the Research Collaboration. Without limiting the foregoing, each Party shall use all biological and chemical materials in a safe manner and in compliance with applicable international, national, federal, state, and local laws and regulations. Each Party acknowledges that the other Party cannot and does not guarantee the safety, non-toxicity, fitness, or efficacy of any biological and chemical materials provided by the other Party, and each Party accepts any and all risk resulting from its use of biological and chemical materials provided to it by the other Party. All quantities of biological and chemical materials provided by a Party to the other are experimental in nature, are not for use in humans, AND ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED. Upon the early termination of this Agreement (i.e., not expiration of this Agreement), each Party shall, at the other Party's option, either return any remaining biological and chemical materials provided to it by the other Party or destroy such materials.

3.6 Use of Independent Contractors. Each Party may contract its activities under the Research Collaboration to independent contractors. Each Party shall manage and coordinate the services of its independent contractors and shall bear full responsibility for the performance or non-performance of any duties delegated thereto, including, without limitation, compliance with the confidentiality provisions of this Agreement. In addition, each Party shall ensure that its independent contractors who perform any activities under the Research Collaboration are subject to obligations to assign to such Party their entire right, title, and interest in any Inventions made, conceived, or reduced to practice by such independent contractor.

3.7 Disclaimer of Warranty. NEITHER PARTY PROVIDES ANY WARRANTY, EITHER EXPRESS OR IMPLIED, REGARDING THE RESEARCH PLAN, THE CONDUCT, COMPLETION, OR SUCCESS OF THE RESEARCH COLLABORATION, OR ANY LICENSED PRODUCT OR DELIVERABLE PROVIDED PURSUANT TO THE RESEARCH PLAN, AND EACH PARTY HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

3.8 Diligence. Each Party shall use Commercially Reasonable Efforts to conduct the activities assigned to such Party in the Research Plan during the Research Collaboration Term, and shall use personnel with sufficient skills and experience as are required to perform such activities, all in accordance with the terms of this Agreement and the Research Plan.

3.9 Disclosure of Results. Institute shall regularly, but no less frequently than once each calendar quarter, or at Mount Tam's request, inform Mount Tam of the Results generated by or on behalf of Institute and, at Mount Tam's request, shall provide Mount Tam with copies of the Results (including raw data).

4. LICENSE GRANTS.

4.1 Research License. Upon the terms and subject to the conditions of this Agreement, each Party grants to the other Party as of the Effective Date a non-exclusive license to practice the Patents and Information Controlled by such Party solely as necessary for such other Party to perform its responsibilities under the Research Collaboration in accordance with the Research Plan during the Research Collaboration Term. Without limiting any rights and licenses granted in any other portion of this Agreement, it is understood and agreed that this Section 4.1 does not grant to a Party any right or license under the other Party's Patents and Information to: (a) manufacture, distribute, sell, or otherwise provide any commercial products or services using any such Patents or Information; or (b) perform any activities outside the Research Plan or after the termination or expiration of the Research Collaboration Term. Except as provided in Section 3.6, neither Party may grant sublicenses under the foregoing research licenses without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

4.2 License to Mount Tam. Subject to the terms and conditions of this Agreement and the retained rights specified in Section 4.3 below, Institute grants to Mount Tam as of the Effective Date (a) an exclusive, royalty-bearing, worldwide license under all of the Institute's right, title and interest in the Program Patents to practice the Program Patents in order to develop, make, have made, use, import, offer for sale, and sell Licensed Products for use in the Field; and (b) an exclusive, royalty-bearing, worldwide license under all of Institute's right, title, and interest in the Product Patents and the Collaboration Technology to develop, make, have made, use, import, offer for sale, and sell Licensed Products for use in the Field. Mount Tam shall have the right to grant sublicenses under the license rights granted to it in Section 4.2(b) and, in addition, Section 4.2(a), so long as any sublicense under Section 4.2(a) is granted together with the grant of a sublicense under Section 4.2(b) to the same Sublicensee; provided that: (i) Mount Tam promptly discloses to Institute the identity of the Sublicensee and delivers a true and correct copy of each Sublicense Agreement, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination (which copy may be redacted to delete information not relevant to determining whether such Sublicense Agreement is consistent with the provisions of this Agreement); (ii) Mount Tam ensures that all Sublicense Agreements are consistent with the terms and conditions of this Agreement; and (iii) Mount Tam is responsible for the activities of such Sublicensees with respect to the Product Patents, Program Patents, Collaboration Technology and Licensed Products as if the activities were carried out by Mount Tam, including the payment of royalties due to Institute hereunder, whether or not such amounts are paid to Mount Tam by a Sublicensee.

4.3 Retained Rights. The license rights granted to Mount Tam in Section 4.2 shall be subject to the retained rights of Institute to: (a) perform the Research Collaboration in accordance with the Research Plan during the Research Collaboration Term; (b) use and practice the Program Patents, Collaboration Technology and the Product Patents for educational and non-

commercial research purposes; (c) use and practice the Program Patents, Collaboration Technology and the Product Patents for all purposes other than to develop, make, have made, use, import, offer for sale and sell Licensed Products for use in the Field, nor to grant rights to third parties to use and practice the Program Patents, Collaboration Technology and the Product Patents for such purposes; and (d) publish or otherwise publicly disclose the Results generated by or on behalf of Institute in accordance with the provisions of Section 8.4. Each Party retains exclusively all its rights in all its Patents, Information, and other intellectual property rights, and grants the other Party no rights therein (implied or otherwise), other than the license rights expressly granted in this Agreement.

4.4 **Mutual Covenant.** Each Party covenants that it will not use or practice any of the other Party's intellectual property rights licensed to it under this Section 4 except for the purposes expressly permitted in the applicable license grant.

5. **DILIGENCE.**

5.1 **General Diligence Requirements.** Mount Tam covenants to Institute that it, either on its own or through its Affiliates or Sublicensees, shall, at its own expense, use Commercially Reasonable Efforts to develop, seek Marketing Authorization for, and commercialize at least one Licensed Product for use in the Field. As between the Parties, Mount Tam shall be responsible, at its expense, for all development and manufacturing activities, for the preparation, filing, and maintenance of NDAs for Licensed Products for use in the Field, and commercializing Licensed Products. By January 31 of each calendar year for the term of this Agreement, Mount Tam shall provide to Institute a written report of Mount Tam's efforts and accomplishments during the preceding year in developing and/or commercializing Licensed Products in various parts of the world and its development and/or commercialization plans for the upcoming year.

5.2 **Specific Diligence Requirements.** Mount Tam shall, either on its own or through its Affiliates spend more than fifty percent (50%) of its aggregate research, development and clinical spend on Licensed Products for a period starting on the date on which the Funding Condition is satisfied and expiring three (3) years thereafter.

5.3 **Failure.** If Mount Tam does not use Commercially Reasonable Efforts as provided for in Section 5.1, or if Mount Tam does not fulfill any of its obligations under Section 5.2, then, at Institute's sole election, Institute shall have the right, upon written notice, to terminate in its entirety pursuant to Section 11.2(d), or convert to non-exclusive, the license rights granted to Mount Tam hereunder, such conversion to be effective upon receipt by Mount Tam of Institute's written notice if failure has not been cured within ninety (90) days after receipt by Mount Tam of Institute's first written notice.

6. **PAYMENT OBLIGATIONS; PAYMENT TERMS.**

6.1 **Funding of Research .Collaboration.** Mount Tam shall pay Institute for the conduct of the Research Collaboration (such amount, the "**Research Funding Amount** in equal installments during the Research Collaboration Term, as set forth below. Each such paid installment shall be non-refundable and non-creditable. Mount Tam shall pay the Research Funding Amount in eight (8) equal installments of seventy-five thousand dollars ($75,000) each,

which installments shall be payable as follows: the first installment shall be payable within one-hundred twenty (120) business days after the Effective Date, and each subsequent installment shall be payable three (3) months after the date on which the prior installment was payable, with the second installment payable three (3) months after the date on which the Funding Condition was satisfied, and the final installment payable twenty-one (21) months after the date on which the Funding Condition was satisfied. Mount Tam acknowledges that this amount is only a good faith estimate of Institute's direct and indirect costs to conduct its responsibilities under the Research Plan. If at any time Institute reasonably determines that it will require additional funds for the performance of the Research Plan, it shall notify Mount Tam and provide an estimate of such additional amount. Mount Tam shall not be liable for any costs in excess of the amount of six hundred thousand dollars ($600,000) unless it has agreed in writing to provide additional funds. However, if Mount Tam raises at least four million dollars ($4,000,000) in a follow-on offering at any time during the Research Collaboration Term, Mount Tam will pay Institute an additional four hundred thousand dollars ($400,000) for the conduct of the Research Collaboration which amount shall be paid for conducting an expanded Research Collaboration, such expansion of duties to be agreed upon by the Parties, in equal installments to be agreed upon by the Parties and then paid during an extension of the Research Collaboration Term to accomplish the expanded Research Collaboration efforts. For purposes of clarification, if for any reason the Research Collaboration is terminated early other than by Institute pursuant to Section 11.2(d), all payment obligations of Mount Tam shall end upon the effective date of such early termination.

6.2 Equity. In consideration for the rights and licenses granted by Institute to Mount Tam herein, Mount Tam will issue to Institute that number of shares of Mount Tam's Common Stock equal to five percent (5%) of Mount Tam's total outstanding shares at inception. Buck's equity interest in Mount Tam will not be reduced below five percent (5%) of the total aggregate common shares until such time Mount Tam has raised and received a total of five million dollars ($5,000,000) of investment in equity, debt, grants, contributions, or donations.

6.3 Milestone Payments. As partial consideration for the licenses and other rights granted to Mount Tam hereunder, Mount Tam shall pay one-time milestone payments upon the first occurrence of the corresponding milestone events as set forth in the table below. Mount Tam shall notify Institute in writing upon the achievement of each milestone event, and shall make each milestone payment payable hereunder no later than thirty (30) days after the date on which the applicable milestone event is achieved. All milestone payments shall be non-refundable and non-creditable, and in addition to any royalty or other payments due under this Agreement. If, for whatever reason, a particular milestone event for which a milestone payment is due is not achieved then, in such case, the milestone payment that Institute would have received upon the occurrence of such milestone event for the Licensed Product had the particular milestone event been achieved, shall be paid on the occurrence of the next milestone event for which a milestone payment is due, which payment shall be paid in addition to, and not instead of, the milestone payment that is to be paid to Institute upon the occurrence of the next milestone event. Each of the milestone payments below shall only be payable one time, regardless of the number of Licensed Products developed by Mount Tam or its Sublicensees.

Milestone Event	*Milestone Payment*
Filing of an IND	$50,000
Completion of the first Phase I Clinical Trial of a Licensed Product	$250,000
Completion of the first Phase II Clinical Trial of a Licensed Product	$500,000
Completion of the first Phase III Clinical Trial of a Licensed Product	$1,000,000

Completion of a clinical trial will be deemed to have occurred no later than the date on which the database containing all of the data from the case report forms for the Study has been locked.

6.4 Royalty Payments. Subject to Section 6.5, Mount Tam shall pay to Institute non-refundable and non-creditable royalties in the amount of two percent (2%) of the annual aggregate Net Sales. Such royalty rate will be the same from Licensed Product to Licensed Product, regardless of the number of Valid Claims of the Product Patents, Program Patents, or Collaboration Patents claiming such Licensed Product.

6.5 Royalty Reductions.

(a) If there is no Valid Claim of an issued patent within the Product Patents, Program Patents, or Collaboration Patents in a particular country that claims the composition of matter, method of making or method of using a Licensed Product, the amount of royalties otherwise due to Institute with respect to the sale of such Licensed Product in such country shall be reduced to one-half of one percent (0.5%) of the annual aggregate Net Sales.

(b) Mount Tam shall be permitted to reduce the royalties due to Institute under Section 6.4 by an amount equal to fifty percent (50%) of the payments actually paid to Third Parties by Mount Tam in connection with bona fide licenses obtained under such Third Parties' patents that, but for the grant of a license thereunder, would be infringed by the manufacture, use, sale or importation of Licensed Products for use in the Field; provided, however, that (i) on an ongoing basis, and prior to reduction of any royalties payable to Institute under this Agreement for a given calendar quarter, Mount Tam first provides written evidence to Institute of Mount Tam's royalty obligations to such Third Party for such calendar quarter demonstrating that such royalty obligation is in consideration for the grant of a license under Patents Controlled by such Third Party that, but for the grant of a license thereunder, would be infringed by the manufacture, use, sale or importation of Licensed Products for use in the Field; and (ii) in no event shall the royalties due to Institute under Section 6.4 be reduced by more than a total of fifty percent (50%) by operation of this Section 6.5(b).

6.6 Royalty Term. Mount Tam's royalty payment obligations under Section 6.4 will commence, on a country-by-country and Licensed Product-by-Licensed Product basis, upon the

date of First Commercial Sale, and will expire upon the date that is the later of: (a) the expiration of the last-to-expire Valid Claim of the Product Patents, Program Patents, or Collaboration Patents in such country that claims the composition of matter, method of making or method of using the Licensed Product in the Field, and (b) the tenth (10th) anniversary of the date of the First Commercial Sale of the applicable Licensed Product in such country.

6.7 Sublicense Revenues. For each Licensed Product for which Mount Tam grants worldwide sublicense rights to a Third Party in accordance with Section 4.2, Mount Tam, in lieu of milestone payments pursuant to Section 6.3 and royalties pursuant to Section 6.4, shall pay to Institute twenty percent (20%) of all Sublicense Revenues. All payments of Sublicense Revenues made hereunder shall be non-refundable and non-creditable, and in addition to any milestone, royalty or other payments due under this Agreement.

6.8 Prior Patent Expenses. Within thirty (30) days after the date on which the Funding Condition is satisfied, Mount Tam shall reimburse Institute for one hundred percent (100%) of the Patent Expenses for the Product Patents and fifty percent (50%) of the Patent Expenses for the Program Patents, in each case incurred by Institute prior to the completion of the Funding Condition.

6.9 Reports. Within sixty (60) days after the end of the calendar quarter in which the First Commercial Sale of a Licensed Product in any country occurs, and within sixty (60) days after the end of each calendar quarter thereafter, Mount Tam will send to Institute: (a) payments of all royalties and the portion of Sublicense Revenues owed to Institute for such quarter; and (b) a report of Net Sales in sufficient detail on a Licensed Product-by-Licensed Product and country-by-country basis to permit confirmation of the accuracy of the royalty payment made, including the number of Licensed Products sold, the gross sales of Licensed Products, the Net Sales, the royalties payable (in dollars), and the method used to calculate the royalty; and (c) a report of Sublicense Revenues in sufficient detail on a Sublicense-by-Sublicense and Licensed Product-by-Licensed Product basis to permit confirmation of the accuracy of the Sublicense Revenue.

6.10 Payment Terms.

(a) Currency for Payment. All payments to be made under this Agreement shall be made in United States dollars. With respect to sales of Licensed Products invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States dollar equivalent. Mount Tam agrees that, in determining such amounts, it will use the rate of exchange reported by Citibank in New York City as of the close of the last business day of the applicable calendar quarter for which royalties are due for the purchase of United States dollars by the foreign currency.

(b) Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all of the royalties payable by Mount Tam with respect to any country or territory where a Licensed Product is sold, Mount Tam shall have the right, at its option, to make such payments by depositing the amount thereof in local currency to Institute's account in a bank or other depository in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

(c) Withholding Taxes. Mount Tam may withhold from payments due to Institute amounts for payment of any tax that is required by law to be withheld and paid to any taxing authority with respect to such payments. Mount Tam will provide to Institute copies of all relevant documents and correspondence, and will also provide to Institute any other cooperation or assistance on a reasonable basis as may be necessary to enable Institute to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or to claim a foreign tax credit.

(d) Late Payment. Any amounts not paid by Mount Tam when due under this Agreement will be subject to interest from and including the date payment is due, up through and including the date upon which Institute has collected the funds in accordance herewith at a rate equal to the lesser of (i) the sum of two percent (2%) plus the prime rate of interest quoted in the Money Rates (or equivalent) section of the Wall Street Journal per annum, calculated daily, or (ii) the maximum interest rate allowed by law.

6.11 Records and Audit. During the term of this Agreement and for a period of three (3) years thereafter, Mount Tam will keep (and, as applicable, shall cause its Affiliates and use reasonable efforts to require its Sublicensees to keep) complete and accurate records in sufficient detail to permit Institute to confirm the accuracy of royalty and Sublicense Revenue payments due hereunder. Upon the written request of Institute and not more than once in each calendar year, Mount Tam shall permit an independent certified public accounting firm of nationally recognized standing selected by Institute and reasonably acceptable to Mount Tam), at the Institute's expense, to have access upon prior written notice during normal business hours to such of the records of Mount Tam as may be reasonably necessary to verify the accuracy of the royalty and Sublicense Revenue reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Institute only whether the reports are correct and the specific details concerning any discrepancies. No other information shall be shared. Institute shall treat all financial information subject to review under this Section 6.11 as confidential, and shall cause its accounting firm to retain all such financial information in confidence. All amounts due as shown by the audit shall be paid within thirty (30) days following the receipt of the final audit report. The expense of such audit shall be borne by Institute; provided, however, that if an error of more than five percent (5%) in favor of Mount Tam or its Affiliates or Sublicensees is discovered, then Mount Tam shall reimburse Institute for Institute's audit expenses. Mount Tam will use reasonable efforts to include in all sublicenses granted in accordance herewith, and any other agreements enabling a Third Party to be a seller of Licensed Products, an audit provision substantially similar to the foregoing requiring such seller to keep full and accurate books and records relating to the Licensed Products and granting Institute the right to audit the accuracy of the information reported by the Sublicensee in connection therewith. If, despite using its reasonable efforts, Mount Tam is unable to secure audit rights for Institute in a sublicense agreement, Mount Tam agrees that it will disclose to Institute the results of any audits of the applicable Sublicensee conducted by or on behalf of Mount Tam.

7. INVENTIONS; PATENT PROSECUTION; INFRINGEMENT; ENFORCEMENT.

7.1 Ownership of Inventions. All Collaboration Know-How that is made, conceived, or first reduced to practice solely by employees, agents, or independent contractors of

a Party (each, a **"Sole Invention"**), together with all intellectual property rights appurtenant thereto, shall be the exclusive property of such Party. If employees, agents, or independent contractors of each of the Parties jointly make, conceive, or first reduce to practice any Collaboration Know-How (each, a **"Joint Invention"**), Mount Tam and Institute shall each own an undivided one-half (½) interest in and to such Joint Invention, together with all intellectual property rights appurtenant thereto, and shall have the right to freely exploit and grant licenses under any such Joint Invention and any Collaboration Patent claiming such Joint Invention without consent of or a duty of accounting to the other Party; provided, however, Institute's right to freely exploit and grant licenses under any such Joint Invention and any Collaboration Patent claiming such Joint Invention shall, during the term of this Agreement, be subject to the license rights granted to Mount Tam in Section 4.2. For the avoidance of doubt, the determination as to whether an Invention has been "solely" or "jointly" made shall be based upon whether employees, agents, or independent contractors of a Party would be or are appropriately named as an inventor on a patent application claiming the subject of such invention under United States laws of inventorship.

7.2 Patent Prosecution and Maintenance. Institute, through patent counsel reasonably acceptable to Mount Tam, shall control the filing, prosecution (including any interferences, reissue proceedings, oppositions and reexaminations), and maintenance of all Patents within the Product Patents and Program Patents, and all Patents claiming Institute Inventions and all Joint Inventions. Institute shall provide Mount Tam with (a) a copy of all patent applications to be filed within the Product Patents and Program Patents or that claim Institute Inventions and all Joint Inventions, in each case prior to filing such application, allowing adequate time for review and comment by Mount Tam; and (b) copies of all material correspondence from any and all patent offices concerning any Product Patents, Program Patents, Collaboration Patents and an opportunity to comment on any proposed responses, voluntary amendments, and submissions of any kind to be made to any and all patent offices. Institute shall incorporate all reasonable comments provided by Mount Tam under this Section 7.2.

7.3 Future Patent Expenses. Mount Tam shall reimburse Institute for all Patent Expenses incurred by Institute on or after the Effective Date in connection with the Product Patents, Program Patents, and Collaboration Patents. All such reimbursements shall be made by Mount Tam within thirty (30) days after receiving an invoice therefor from Institute. If at any time Mount Tam determines that it no longer desires to pay the patent costs with respect to one or more patents or patent applications in the Product Patent, Program Patent or Collaboration Patents, Mount Tam shall give sixty (60) days advance written notice to Buck. Upon such notice, Buck shall use commercially reasonable efforts to minimize any additional patent costs, provided that Buck shall be free to continue the filing, prosecution, and/or maintenance of such applications(s) or patent(s) at its own expense. If Buck elects to exercise its back-up rights under the preceding sentence to file, prosecute or maintain any patent application or patent within the Product Patent, Program Patents or Collaboration Patents in a Major Country, Mount Tam's license with respect to such patent or patent application shall terminate in such country. For clarity, Mount Tam shall not be obligated to pay for any corresponding patent costs incurred after the end of such sixty (60) day period (but shall remain responsible for all patent costs incurred prior to and during such sixty (60) day period).

7.4 Further Assurances and Cooperation. Each Party shall provide the other with reasonable cooperation and assistance in the filing, prosecution, and maintenance of Patents under this Section 7, including without limitation agreeing to execute, acknowledge, and deliver such further instruments and to do all such other acts that may be necessary or appropriate to carry out the purposes and intent of this Section 7. Without limiting the generality of the foregoing, at any time or from time to time on and after the Effective Date, each Party shall, at the request of the other Party (a) deliver to the other Party such patent files, records, data, or other documents consistent with the provisions of this Section 7, and (b) take or cause to be taken such other reasonable actions as may reasonably be necessary in order for the Parties to obtain the full benefits of this Section 7 and the transactions contemplated hereby.

7.5 Enforcement of Institute Licensed Patents. If either Party becomes aware of a suspected infringement of any Patent within the Product Patents, Program Patents or Collaboration Patents, such Party will notify the other Party promptly, and following such notification, the Parties will meet and confer. If the suspected infringement is of a claim of a Product Patent or a claim of either a Collaboration Patent or a Program Patent that claims the composition of matter, method of making or method of using a Licensed Product in the Field (such claim, a **"Licensed Product Claim"**), Mount Tam will have the right, but not the obligation, to bring an infringement action at its own expense, in its own name, and entirely under its own direction and control. If Mount Tam does not initiate such an action within ninety (90) days after the date on which the Parties meet and confer, Institute will have the right, but not the obligation, to bring an infringement action at its own expense, in its own name, and entirely under its own direction and control. If the suspected infringement is of a Program Patent or a Collaboration Patent but is not of a Licensed Product Claim, Institute will have the right, but not the obligation, to bring an infringement action at its own expense, in its own name, and entirely under its own direction and control; provided that Institute shall not settle any claim, threat, or suit in a manner that adversely affects Mount Tam's interest in the Product Patents, Program Patents or Collaboration Patents including, without limitation, the validity of any of the Patents within the Product Patents, Program Patents or Collaboration Patents, without the prior written consent of Mount Tam, which consent shall not be unreasonably withheld; provided further, however, that if the suspected infringement is of a Patent claiming a Joint Invention and Institute does not initiate such an action within ninety (90) days after the date on which the Parties meet and confer, Mount Tam will have the right, but not the obligation, to bring an infringement action at its own expense, in its own name, and entirely under its own direction and control. Each Party will reasonably assist the Party initiating an infringement action hereunder (at such initiating Party's expense) in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if required by law in order for the initiating Party to bring such action. Institute, at its own expense, will have the right to participate and be represented in any infringement suit initiated by Mount Tam hereunder by its own counsel. Mount Tam, at its own expense, will have the right to participate and be represented in any infringement suit initiated by Institute hereunder with respect to suspected infringement of a Patent claiming a Joint Invention by its own counsel. Any damages, settlement amounts, or other consideration resulting from any infringement action brought under this Section 7.5 with respect to a Product Patent or a Licensed Patent Claim, after reimbursement of each Party's attorneys' fees and court costs in connection with such action, shall belong to the Party that initiated such action; provided that if Mount Tam is the initiating party, the remainder, if any, after reimbursement of the fees and costs of both Parties will be deemed to be Net Sales subject to royalty obligations under Section 6.4.

7.6 Third Party Infringement Claims. If an allegation is made or claim is brought by a Third Party that any activity related to the research development, manufacture, use, importation, offer for sale or sale of a Licensed Product infringes the intellectual property rights of such Third Party, the Party who becomes aware of such allegation will give prompt written notice to the other Party. Mount Tam shall have final control of the defense against such claim, threat, or suit and any settlement thereof; provided that Mount Tam shall not settle such claim, threat, or suit in a manner that adversely affects Institute's interest in the Product Patents, Program Patents or Collaboration Patents including, without limitation, the validity of any of the Patents within the Product Patents, Program Patents or Collaboration Patents, without the prior written consent of Institute, which consent shall not be unreasonably withheld. Mount Tam shall bear its own out-of-pocket costs incurred in connection with such legal proceedings and the amount, if any, of settlements due, or damages awarded, to a Third Party under such proceedings.

8. CONFIDENTIALITY; PUBLICATION.

8.1 Non-Disclosure of Confidential Information. In connection with this Agreement, the Parties may provide to each other Confidential Information, including but not limited to each Party's Information, invention disclosures, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets, and material embodiments thereof. As used herein, **"Confidential Information"** means any information of a confidential or proprietary nature disclosed by or on behalf of a Party to the other Party. During the term of this Agreement and for a period of seven (7) years thereafter, a Party receiving a disclosing Party's Confidential Information shall maintain such Confidential Information in confidence and shall disclose such Confidential Information only to its employees, agents, independent contractors, Affiliates, Sublicensees, attorneys, accountants, and advisors who have a reasonable need to know such Confidential Information and who are bound by obligations of confidentiality and non-use no less restrictive then those set forth herein. The recipient of the disclosing Party's Confidential Information shall use such Confidential Information solely to exercise the receiving Party's rights and perform the receiving Party's obligations as set forth in this Agreement (including, without limitation, the right to use and disclose such Confidential Information in regulatory applications and filings), unless otherwise mutually agreed in writing.

8.2 Exceptions. The obligations in Section 8.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party is able to demonstrate by competent written proof:

(a) was known to the receiving Party, as shown by contemporaneous records, without obligations of confidentiality prior to disclosure by or on behalf of the disclosing Party;

(b) is or becomes publicly available or enters the public domain through no act of the receiving Party, either before or after it is disclosed to the receiving Party by or on behalf of the disclosing Party;

(c) is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof and without obligations of confidentiality;

(d) has been independently developed by employees, agents, or independent

contractors of the receiving Party outside the scope of the Research Collaboration and without the aid, application, or use of the disclosing Party's Confidential Information.

8.3 Permitted Disclosure. A receiving Party may disclose Confidential Information of the disclosing Party under the following circumstances, provided that the receiving Party has promptly provided prior written notice to the disclosing Party, and shall provide reasonable cooperation and assistance to enable the disclosing Party to seek a protective order or otherwise prevent or limit disclosure and/or use of such Confidential Information of the disclosing Party: (a) as required, in connection with the order of a court or other governmental body; (b) as required by or in compliance with laws or regulations, including for example the U.S. Securities and Exchange Commission (or any equivalent oversight body in a country other than the United States); (c) as required in the course of obtaining regulatory and necessary institutional approvals to clinically test, sell or market Licensed Products or to perform research and development with respect to the Licensed Products as permitted under, and during the term of, this Agreement; (d) as required to secure patent protection for an Invention consistent with Section 7, and (e) on a "need to know basis," to Affiliates, potential and future Sublicensees, potential or actual acquirers, merger partners, or assignees permitted under Section 12.5, investment bankers, investors, lenders, or other potential financial partners, and their and each of the Parties' respective directors, employees, contractors and agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Section 8; provided, however, that, in each of the above situations, the receiving Party shall remain responsible for any failure by any party who receives Confidential Information pursuant to this Section 8.3(e) to treat such Confidential Information as required under this Section 8.

8.4 Publication. The Institute shall have the right to publish or otherwise publicly disclose those Results generated by or on behalf of the Institute in accordance with the provisions of this Section 8.4. The Institute shall provide Mount Tam with a copy of any proposed publication or release at least forty-five (45) days in advance of the proposed publication or release date. Mount Tam shall have thirty (30) days from the date of its receipt of a proposed publication or release in which to submit a written notice to Institute requesting that Mount Tam Confidential Information contained in such publication or release be deleted or that the publication or release be delayed until such time as Institute has, at Mount Tam's expense, filed patent applications directed to patentable subject matter contained therein in accordance with Section 7.2. Upon receiving any such written notice from Mount Tam within such thirty (30) day period, the Institute shall take the action requested therein before publishing or otherwise releasing such publication or release. Subject to the foregoing, Institute shall have the final authority to determine the scope and content of any publications.

9. REPRESENTATIONS AND WARRANTIES.

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it has the authority and right to enter into and perform this Agreement, and it has taken all corporate action necessary to authorize the execution and delivery of this Agreement;

(b) this Agreement is a legal and valid obligation binding upon it;

(c) its execution, delivery, and performance of this Agreement will not (i) conflict with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, or (ii) obligate either Party to violate or breach any of its obligations with Third Parties, including obligations of confidentiality;

(d) all of its employees, officers, agents, and independent contractors performing any activities on behalf of a Party in connection with the Research Collaboration are subject to obligations to assign to such Party their ownership interest in all inventions made, conceived, or reduced to practice as a result of the performance of such activities and maintain as confidential all Confidential Information substantially to the extent provided for in Section 8;

(e) in performing its obligations in connection with the Research Collaboration, it shall comply with the requirements of any and all applicable laws, regulations, rules, and orders of any governmental body having jurisdiction over such Party or the activities of such Party; and

(f) it shall not take any action that would conflict with or prevent it from granting any rights it has granted or purported to grant hereunder, or adversely affect the rights such Party has granted to the other Party under this Agreement.

9.2 Representations and Warranties of Institute. Institute represents and warrants to Mount Tam that it is the sole and exclusive owner of the Product Patents, free and clear of any security or other interest or encumbrance held by a Third Party.

9.3 Disclaimer of Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO ITS PATENTS OR ANY OTHER MATTER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR VALIDITY OF ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS, WHETHER ISSUED OR PENDING.

10. MUTUAL INDEMNIFICATION; LIMITATION OF LIABILITY.

10.1 Institute's Right to Indemnification. Mount Tam shall indemnify, defend, and hold Institute, Institute's Affiliates, and their respective trustees, directors, officers, and employees, harmless from and against any and all Damages incurred or suffered by each of them as a consequence of claims or actions brought by a Third Party (**"Claims"**) based on:

(a) the performance of the Research Collaboration by Institute and/or Mount Tam in accordance with this Agreement and the Research Plan;

(b) a breach of any of Mount Tam's representations, warranties, or obligations contained in this Agreement;

(c) the negligence, gross negligence, or intentional misconduct of Mount Tam, its Affiliates, or the directors, officers, employees, agents, and independent contractors of Mount Tam or its Affiliates, in connection with this Agreement; and

(d) the discovery, research, development, manufacture, importation, sale, offer for sale or use of Licensed Products by or on behalf of Mount Tam or its Sublicensees including, without limitation, all product liability or other claims for injury or death arising from the sale or use of Licensed Products sold by or on behalf of Mount Tam or its Sublicensees and all claims that the manufacture, use, importation or sale of Licensed Products infringes a Third Party's intellectual property rights.

Mount Tam's indemnification obligations under this Section 10.1 shall not apply to the extent that the applicable Claim arises out of or results from (i) a breach of any of Institute's representations, warranties, or obligations contained in this Agreement; or (ii) the negligence, gross negligence or intentional misconduct of Institute or its trustees, directors, officers, employees, agents or independent contractors.

10.2 By Institute. Institute shall indemnify, defend, and hold Mount Tam and its directors, officers, employees, and Affiliates harmless from and against any and all Damages incurred or suffered by each of them as a consequence of Claims based upon:

(a) the performance of research activities by Institute prior to the Effective Date, and:

(b) a breach of any of Institute's representations, warranties, or obligations contained in this Agreement; or

(c) the negligence, gross negligence, or intentional misconduct of Institute, its Affiliates, or the trustees, directors, officers, employees, agents, or independent contractors or Institute or its Affiliates in connection with this Agreement.

Institute's indemnification obligations under this Section 10.2 shall not apply to the extent that the applicable Claim arises out of or results from (i) a breach of any of Mount Tam's representations, warranties, or obligations contained in this Agreement; or (ii) the negligence, gross negligence, or intentional misconduct of Mount Tam or its Affiliates or Sublicensees, or the directors, officers, employees, agents or independent contractors of Mount Tam or its Affiliates or Sublicensees.

10.3 Process for Indemnification. Each Party's agreement to indemnify, defend, and hold the other Party and its respective indemnitees harmless is conditioned upon the indemnified Party: (a) providing written notice to the indemnifying Party of any claim, demand, or action arising out of the indemnified activities within thirty (30) days after the indemnified Party has knowledge of such claim, demand, or action, provided that any failure on the part of an indemnified Party to notify the indemnifying Party of receipt of notice of a claim will relieve the indemnifying Party of its obligation to indemnify the indemnified Party for such claim under this Agreement only to the extent that the indemnifying Party has been prejudiced by the lack of timely and adequate notice; (b) permitting the indemnifying Party to assume full responsibility and authority to investigate, prepare for, defend against, and settle any such claim or demand;

and (c) assisting the indemnifying Party, at the indemnifying Party's reasonable expense, in the investigation of, preparation for, and defense of any such claim or demand. If the indemnifying Party assumes the defense of a Third Party claim, the indemnifying Party will not be subject to any liability for any settlement of such claim made by the indemnified Party without the indemnifying Party's consent, which consent may not be unreasonably withheld or delayed. Each Party shall cooperate with the other Party and its counsel in the course of the defense of any such suit, claim, action, proceeding, or demand, such cooperation to include, without limitation, using reasonable efforts to provide or make available documents, information and witnesses.

10.4 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, LOST PROFITS OR INDIRECT DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY PROVIDED HEREIN, THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE FOREGOING LIMITATION SHALL NOT APPLY, HOWEVER, TO A PARTY'S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 10 OR TO A BREACH OF A PARTY'S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 8.

11. TERM AND TERMINATION.

11.1 Term. This Agreement will become effective on the Effective Date and will remain effective until the expiration of Mount Tam's payment obligations hereunder, unless earlier terminated pursuant to Section 11.2 below. Upon the expiration of this Agreement, the license rights granted to Mount Tam in Section 4.2(b) shall be converted to a perpetual, worldwide, non-exclusive, fully paid-up, sublicensable, royalty-free license.

11.2 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated as follows:

(a) Failure to Satisfy Funding Condition. If Mount Tam fails to satisfy the Funding Condition in accordance with Section 2, Institute may terminate this Agreement upon written notice to Mount Tam.

(b) Mount Tam Voluntary Termination. Mount Tam may terminate this Agreement at any time after the expiration of the Research Collaboration Term by giving ninety (90) days' written notice to Institute of its intention to terminate.

(c) Termination of Research Collaboration Term. The Agreement will automatically terminate if the Research Collaboration Term is terminated in accordance with Section 3.2.

(d) Termination for Default. Each Party shall have the right to terminate this Agreement for default due to the other Party's uncured failure to comply in any material respect with the terms and conditions of this Agreement. At least ninety (90) days prior to any such termination for default, the Party seeking to so terminate shall give the other Party written notice of its intention to terminate this Agreement in accordance with the provisions of this

Section 11.2(d), which notice shall set forth the default(s) which form the basis for such termination. If the defaulting Party fails to correct such default(s) within ninety (90) days after receipt of notification, the other Party may terminate this Agreement upon written notice.

11.3 Effect of Termination. Notwithstanding anything to the contrary in this Agreement, if Mount Tam terminates this Agreement pursuant to Section 11.2(a), 11.2(b) or 11.2(c), or Institute terminates this Agreement pursuant to Section 11.2(d), then in each case (a) the license rights granted to Mount Tam under Section 4.2 of this Agreement shall terminate and all intellectual property rights licensed by Institute to Mount Tam thereunder shall revert to Institute, and (b) Mount Tam shall, as of the date of termination of this Agreement, be deemed to have granted to Institute an exclusive (even as to Mount Tam), worldwide, perpetual, irrevocable license, with the right to grant and authorize the grant of sublicenses, under Mount Tam's right, title and interest under the Collaboration Technology to make, have made, use, import, offer for sale, and sell Licensed Products. Notwithstanding anything to the contrary in this Agreement, if Mount Tam terminates this Agreement pursuant to Section 11.2(d) then, at Mount Tam's option and request, the license rights granted to Mount Tam under Section 4.2 of this Agreement will survive such termination; provided that Mount Tam agrees to continue to be bound by royalty and other payment obligations under Section 6. In the event that Mount Tam defaults on such payment obligations after the date of termination of this Agreement and does not cure such default within thirty (30) days from the date on which it receives a written notice from Institute requesting such cure, the license rights granted to Mount Tam under Section 4.2 will terminate upon receipt by Mount Tam of a written notice of termination and, thereafter, will no longer be in effect.

11.4 The following provisions of this Agreement will survive the expiration or termination of this Agreement: Sections 1, 6.4, 6.7, 6.9, 6.11, 7.1, 7.4, 8, 10, 11.3, 11.4 and 12.

12. MISCELLANEOUS.

12.1 Complete Agreement; Modification. This Agreement and the Exhibits attached hereto constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and any and all prior mutual agreements respecting the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged, and canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto will be effective or binding on either of the Parties unless reduced to writing and duly executed on behalf of both Parties.

12.2 Use of Name. No Party will use or have used on its behalf any other Party's name, symbols, or trademarks in any advertising, sales promotional material, or press release (other than a press release announcing the Research Collaboration) without prior written permission of such other Party, except to the extent such disclosure is reasonably necessary for: (a) regulatory filings, including filings with the U.S. Securities and Exchange Commission or the FDA (or any equivalent oversight body in a country other than the United States); (b) prosecuting or defending litigation; or (c) complying with applicable law.

12.3 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach, or termination of this Agreement and any

remedies relating thereto, will be governed by and construed under the substantive laws of the State of California, without regard to conflicts of law rules requiring the application of different law.

12.4 Independent Contractors. The relationship of the Parties hereto is that of independent contractors. Each Party is not deemed to be an agent, partner, or joint venture of the other Party for any purpose as a result of this Agreement or the transactions contemplated hereby. At no time will a Party make commitments or incur any charges or expenses for, or in the name of, the other Party.

12.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except a Party may make such an assignment without the other Party's consent to an Affiliate or to a successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets, or other transaction. Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.5 will be null and void and of no legal effect.

12.6 Notices. Any notices given under this Agreement will be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile, or by a reputable overnight courier service. Any such notice will be deemed to have been given as of the day of personal delivery, one (1) day after the date sent by facsimile (with confirmation of receipt generated by the transmitting machine), or on the day of successful delivery to the other Party as confirmed by the courier service.

For Mount Tam: Mount Tam Biotechnologies, Inc.
712 Bancroft Road #241
Walnut Creek, CA, 94598
Attention: Chief Financial Officer
Fax: 925-261-3339

For Institute: Buck Institute for Research on Aging
8001 Redwood Boulevard
Novato, California 94945
Attention: VP, Business Development

12.7 Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement will remain in full force and effect without said provision. In such event, the Parties will in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which will most nearly approximate the intent of the Parties in entering this Agreement.

12.8 Counterparts. This Agreement may be executed in two (2) counterparts, each of each will be an original and both of which will constitute together the same document. Counterparts may be signed and delivered by facsimile, each of which will be binding when sent.

12.9 Descriptive Headings. The section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the sections or paragraphs to which such headings apply.

12.10 Waiver. Waiver or forbearance by a Party hereto of any of its rights under this Agreement or applicable law in any one or more instances must be in writing and signed by the waiving Party and will not be deemed to constitute a waiver or forbearance of any other right or a further or continuing waiver of such rights.

12.11 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts that may be necessary or appropriate to carry out the purpose and intent of this Agreement.

12.12 Force Majeure. Neither Party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, power failures, or other causes reasonably beyond such Party's control and without such Party's fault or negligence; provided that the affected Party notifies the unaffected Party as soon as reasonably possible, and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and the Party receiving notice shall be similarly excused from its respective obligations which it is thereby disabled from performing; provided, however, that the Party providing notice commences and continues reasonable and diligent actions to cure such force majeure cause.

IN WITNESS WHEREOF, Mount Tam and Institute have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

MOUNT TAM BIOTECHNOLOGIES, INC.	BUCK INSTITUTE FOR RESEARCH ON AGING
By: [signature]	By: [signature]
Name: Ben Zadik	Name: Remy Gross III
Title: Chief Financial Officer.	Title: VP, Business Development

EXHIBIT B

Product Patents

Title	Type	Status	Biotica Ref	AttorneyRef	ApplicationNum	PatentNum	Country
NOVEL RAPAMYCIN ANALOGUE	Utility: PCT	Published	IP0080	BUCKP045WO	PCT/GB12/53228		WIPO
NOVEL RAPAMYCIN ANALOGUE	Utility: National Phase	Pending	IP0080	BUCKP045JP	not yet available		Japan
NOVEL RAPAMYCIN ANALOGUE	Utility: National Phase	Pending	IP0080	BUCKP045US	14/357,181		United States

Exhibit C

Program Patents

Title	Type	Status	Docket Ref	AttorneyRef	ApplicationNum	PatentNum	Country
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Issued	IP0012	BUCKP041ATD1	5075774.9	1589031	Austria
PRODUCTION OF POLYKETIDES	Utility: National Phase	Issued	IP0012	BUCKP041AU	2003246965	2003246965	Australia
PRODUCTION OF POLYKETIDES	Utility: Divisional	Issued	IP0012	BUCKP041AUD1	2007237187	2007237187	Australia
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: Continuation	Issued	IP0012	BUCKP041C1US	11/778,319	7,645,768	United States
PRODUCTION OF POLYKETIDES	Utility: Continuation	Issued	IP0012	BUCKP041C2US	11/778,364	7,390,895	United States
PRODUCTION OF POLYKETIDES FKBP-LIGAND ANALOGUES	Utility: National Phase	Issued	IP0012	BUCKP041CA	2,492,153	2,492,153	Canada
PRODUCTION OF POLYKETIDES FKBP-LIGAND ANALOGUES	Utility: Divisional	Issued	IP0012	BUCKP041CAD1	2,621,517	2,621,517	Canada
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Issued	IP0012	BUCKP041CHD1	5075774.9	1589031	Switzerland
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Issued	IP0012	BUCKP041CN	2003816917	2003816917	China
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Issued	IP0012	BUCKP041DED1	5075774.9	1589031	Germany
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: Divisional	Issued	IP0012	BUCKP041EPD1	5075774.9	1589031	European Patent Office
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Issued	IP0012	BUCKP041ESD1	5075774.9	1589031	Spain
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Issued	IP0012	BUCKP041FRD1	5075774.9	1589031	France
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Issued	IP0012	BUCKP041GBD1	5075774.9	1589031	United Kingdom
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: Direct Foreign	Issued	IP0012	BUCKP041HK	5109892.5	1077045	Hong Kong
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Issued	IP0012	BUCKP041ITD1	5075774.9	1589031	Italy
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: Divisional	Issued	IP0012	BUCKP041JPD1	2008-028177	4751899	Japan
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Issued	IP0012	BUCKP041MX	PA/a/2005/000139	283100	Mexico
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: Divisional	Issued	IP0012	BUCKP041MXD1	MX/a/2008/003696	290733	Mexico
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Issued	IP0012	BUCKP041NLD1	5075774.9	1589031	Netherlands
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Issued	IP0012	BUCKP041SID1	5075774.9	1589031	Slovenia
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Issued	IP0012	BUCKP041TRD1	5075774.9	1589031	Turkey
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Issued	IP0012	BUCKP041US	10/497,135	7,300,942	United States
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Issued	IP0020	BUCKP042US	11/658,936	7,803,808	United States
39-DESMETHOXY DERIVATIVES OF RAPAMYCIN	Utility: National Phase	Issued	IP0023	BUCKP043AU	2006221786	2006221786	Australia
39-DESMETHOXY DERIVATIVES OF RAPAMYCIN	Utility: Continuation	Issued	IP0023	BUCKP043C1US	12/830,251	8,008,318	United States
39-DESMETHOXY DERIVATIVES OF RAPAMYCIN	Utility: National Phase	Issued	IP0023	BUCKP043JP	2008-500271	5422768	Japan
39-DESMETHOXY DERIVATIVES OF RAPAMYCIN	Utility: National Phase	Issued	IP0023	BUCKP043MX	MX/a/2007/011131	286428	Mexico
39-DESMETHOXY DERIVATIVES OF RAPAMYCIN	Utility: National Phase	Issued	IP0023	BUCKP043US	11/908,250	7,648,996	United States
39-DESMETHOXYRAPAMYCIN, COMPOSITIONS AND METHODS OF USE THEREOF	Utility: Divisional	Issued	IP0027	BUCKP044D1US	11/651,689	7,655,673	United States
39-DESMETHOXYRAPAMYCIN, COMPOSITIONS AND METHODS OF USE THEREOF	Utility: New	Issued	IP0027	BUCKP044US	11/097,605	7,183,289	United States
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Pending	IP0012	BUCKP041BR	PI0312591-9		Brazil
PRODUCTION OF POLYKETIDES	Utility: Divisional	Pending	IP0012	BUCKP041BRD1	PI0318789-6		Brazil
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: Divisional	Pending	IP0012	BUCKP041JPD3	2014-080591		Japan
39-DESMETHOXY DERIVATIVES OF RAPAMYCIN	Utility: National Phase	Pending	IP0023	BUCKP043BR	PI0607441-3		Brazil
39-DESMETHOXY DERIVATIVES OF RAPAMYCIN	Utility: National Phase	Pending	IP0023	BUCKP043CA	2,600,640		Canada
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: Divisional	Published	IP0012	BUCKP041CND1	200810082297.8		China
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: Divisional	Published	IP0012	BUCKP041D2US	13/046,304		United States
PRODUCTION OF POLYKETIDES	Utility: National Phase	Published	IP0012	BUCKP041EP	3764029.9		European Patent Office
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: Direct Foreign	Published	IP0012	BUCKP041HK1	9104304.4		Hong Kong
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: Divisional	Published	IP0012	BUCKP041JPD2	2009-255660		Japan
PRODUCTION OF POLYKETIDES AND OTHER NATURAL PRODUCTS	Utility: National Phase	Published	IP0020	BUCKP042EPD1	12153347.5		European Patent Office
39-DESMETHOXY DERIVATIVES OF RAPAMYCIN	Utility: National Phase	Published	IP0023	BUCKP043CN	200680016325.2		China
39-DESMETHOXY DERIVATIVES OF RAPAMYCIN	Utility: National Phase	Published	IP0023	BUCKP043EP	6710063.6		European Patent Office
39-DESMETHOXY DERIVATIVES OF RAPAMYCIN	Utility: Divisional	Unfiled	IP0023	BUCKP043CND1			China

EXHIBIT D

Research Plan